                                                                  EXHIBIT 10.15

                           AXCELIS TECHNOLOGIES, INC.
                     DIRECTOR COMPENSATION AT MARCH 1, 2005

         Stephen R. Hardis, the Chairman of the Board, receives an annual retainer of $200,000, payable quarterly. Each director (other than Mr. Hardis and Mary G. Puma) receives an annual retainer of $20,000 payable quarterly. In addition, each director (other than Mr. Hardis or Ms. Puma) assuming responsibility as Chairman of a committee of the Board of Directors receives an annual retainer of $7,500. Non-employee directors other than Mr. Hardis also receive cash fees for attendance at Board and committee meetings. Currently, the meeting fees are: (1) $2,000 for attendance in person at a meeting of the Board of Directors; (2) $1,000 for attendance at a meeting of any committee of the Board of Directors; and (3) $1,000 for participation in a telephonic meeting of the Board of Directors or committee of the Board of Directors. Fees are paid only to committee members with respect to attendance at a committee meeting. Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and Committee meetings.

         Non-employee directors also receive automatic grants and may be eligible for discretionary grants under the 2000 Stock Plan, as amended on December 18, 2003. The 2000 Stock Plan is filed as Exhibit 10.1 to this Form 10-K (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-K for the year ended December 31, 2003 filed with the Commission on March 8,
2004).